Exhibit 10.1

P.O. Box 3590 Honolulu, HI 96811-3590 Telephone (808) 544-0500

Ms. Catherine Ngo
1221 Victoria Street, #2802
Honolulu, Hawaii 96814

Dear Catherine:

I am pleased to extend to you an offer of employment-at-will, with the following initial terms, subject to regulatory approval:

Position:	Executive Vice President, Chief Administrative Officer Central Pacific Bank and Central Pacific Financial Corp. (collectively, the “Company”)

Position Reports to:	John Dean Executive Chairman of the Board

Salary:	$21,666.67 per month less applicable withholdings (equivalent to $260,000 per annum).

Start Date:	To be mutually determined upon regulatory approval.

Sign-on Bonus:	$75,000 less applicable withholdings; one half to be paid within 15 days after hire and the other half to be paid on the pay day following the completion of 1 month of employment.

Relocation Assistance:
•  Payment of actual door-to-door costs for moving your personal household goods and 2 cars to Hawaii, not to exceed $25,000.

•  One-way coach tickets for you and your spouse from California to Honolulu, Hawaii; plus 2 additional coach roundtrip tickets for you from Honolulu, Hawaii to California to assist in finalizing the move to Hawaii and 2 additional coach roundtrip tickets for use by your spouse for house-hunting or other transitional reason.  Travel to be completed by January 31, 2011.

•  Housing allowance of $3,500 (subject to applicable tax treatment) per month for your first year of employment, including time spent as an independent contractor.

Repayment Provision:
Should you voluntarily terminate your employment with the Company, you agree to reimburse the Company for the gross amount of the sign-on bonus and moving expenses in accordance with the following schedule:

Terminate before completion of 5 months of employment = 100% reimbursement
Terminate before completion of 6 months of employment = 80% reimbursement
Terminate before completion of 7 months of employment = 60% reimbursement
Terminate before completion of 8 months of employment = 40% reimbursement
Terminate before completion of 9 months of employment = 20% reimbursement
Terminate after 9 months of employment = 0% reimbursement

Benefits:
You may participate in our standard employee benefit package, including medical, dental, life insurance, long term disability, flex spending accounts, and paid holidays, upon completion of any eligibility requirements.  In addition to the standard package, you are initially eligible for:

•	Vacation: Accrued and earned based on 21 days per year; actual amount will be pro-rata based on your actual hire date.
•	Paid company parking.
•	Company cell phone for business use.

Profit Sharing & 401k Plan:
Currently, Vanguard is the Company’s 401(k) portfolio manager, and you will be eligible to participate in our Plan after six months of employment.  You may then contribute up to 100% of your available gross pay, up to the IRS maximum for the year.  The Company will match dollar-for-dollar of your per pay period deferral up to 4% of pay for that period.

In addition to the contribution and match features, the Plan also has a profit sharing feature.  At the Company’s discretion, it may make a profit sharing contribution to the Plan.  To be eligible for the profit sharing, you must complete a minimum of one-year employment and 1,000 hours within that year.  Once you meet initial eligibility, you must work at least 1,000 hours in the Plan year and be employed on the last day of the Plan year (December 31) to be eligible for the profit sharing contribution.

This offer is contingent upon the premise that pre and post employment requirements are satisfactory.  This offer of employment is also conditioned upon your being able to fully perform all duties and responsibilities required of the position being offered with or without accommodation of any disability.  It also assumes there are no restrictions or limitations contained in any current or former employment agreements or in any anti-competition or anti-solicitation clauses therein.  Please note that no provisions in this offer letter, including any repayment provisions should be interpreted to guarantee employment for any specific period of time or contradict the employment-at-will status of your employment.  By signing this conditional offer of employment-at-will, you are stating that you understand and agree that you or the Company may terminate your employment with or without cause and with or without notice at any time.

This letter contains the entire agreement and understanding between you and the Company with respect to this offer of employment and supersedes any and/or all prior conversations you may have had on this matter.  If the offer is agreeable, please confirm acceptance by signing below and returning a copy of this letter to me.

Sincerely,

/s/ John C. Dean
John C. Dean
Executive Chairman

Accepted:

/s/ Catherine Ngo                   11/23/10
Catherine Ngo                    Date